Exhibit 99.1

Cohesant Technologies Reports Record Sales for the Second Quarter and
    First Half of Fiscal 2007 and Announces the Sale of Its First
Franchise to One of Its Most Established and Profitable Existing Dealers


    INDIANAPOLIS--(BUSINESS WIRE)--June 21, 2007--Cohesant
Technologies Inc. (Nasdaq:COHT) today reported record sales for the second quarter and first half of fiscal 2007.

    The Company's GlasCraft subsidiary also reported record sales and net income for the quarter and for the first half of fiscal 2007. For the three and six months ended May 31, 2007, GlasCraft's revenues were $4,760,083 and $8,596,317 an increase of 23% and 22%, respectively, over the prior year periods. Net income was up 12% to $542,921 for the quarter and 11% to $880,056 for the first half when compared to the comparable periods last year.

    In addition to GlasCraft's performance, the Company also saw improved revenues over last quarter at each of the Company's other business segments. Consolidated net revenues for the quarter increased 8% to $7,362,900 from $6,792,400 realized in the 2006 period. This marks the first time in Cohesant's history that it has topped $7.0 million in quarterly revenues. Consolidated year to date revenues of $13,545,229 also set a record improving 2% from $13,257,997 last year.

    Strong sales also helped the Company return to profitability and offset its first quarter loss. Consolidated net income was $77,835, or $.02 on a fully diluted per share basis compared to $502,254, or $.15 earned in the prior year period. For the six months ended May 31, 2007 the Company had consolidated net income of $24,694, or $.01 on a fully diluted per share basis compared to $881,926, or $.27 earned in the same period last year.

    CIPAR Rehabilitation division revenues of $996,429 increased 28% from last quarter. Despite this quarterly increase, revenues were down $120,440 or 11% from the same period last year. A $243,150, or 144% increase in pipe lining revenues in Western Canada over the same quarter last year could not completely offset the decline in pipe replacement revenues caused by a downturn in pipe replacement in that market. For these same reasons, year to date revenues of $1,744,056 for the first half of fiscal 2007, were $731,466 or 29% less than last year despite a $400,275, or 138% increase in year to date pipe lining revenues in Western Canada. Despite the improvement in our core pipe lining business, the division suffered a quarterly loss of ($154,572) and a year to date loss of ($258,259). As in the past quarter, this loss was primarily caused by overhead costs added to support the launch of two new businesses - CuraFlo Midwest, the company owned CuraFlo franchise in Cleveland, and CuraFlo Spincast Services which was formed with the assets of Triton Insitutech purchased in September 2006 - and was exacerbated by low margins experienced on a pipe lining project in the Pacific Northwest region. Neither CuraFlo Midwest nor CuraFlo Spincast Services has yet produced meaningful revenues.

    CIPAR's Franchising and Licensing division also showed some revenue growth over first quarter. Sales of Raven products were up $202,210, or 18% over last quarter. Despite these quarter over quarter improvements, second quarter revenues of the Franchising and Licensing division were $194,788 or 11% less than the same period last year. This quarterly decline results primarily from lower equipment sales to CuraFlo dealers as a result of the delay in launching the CuraFlo commercial franchise program. For the year to date period, total revenues of $3,031,489 represent a decrease of $538,653 or 15% from the same period last year. This year to date decrease resulted primarily from the weak first quarter performance of our Raven products. Franchising and Licensing experienced a net loss of ($83,960) for the quarter and ($162,425) for the first half. Despite the improvement in the sales of Raven products over the first quarter, overhead costs related to the launch of the CuraFlo Commercial franchise are not yet being offset by revenues from the program launched in March. However, Management expects revenues from the new venture to improve the picture in the third quarter.

    Morris H. Wheeler, the Company's President and Chief Executive Officer, stated, "GlasCraft continues as our strongest performing subsidiary with substantial sales increases in both its domestic and international markets. In addition, our strategic shift in favor of pipe lining services in the Western Canada region of the Rehabilitation division is beginning to pay off as the triple digit growth in pipe lining revenues begins to offset the decline in the pipe replacement revenues there. Although I am disappointed in the continued lack of revenues at CuraFlo Spincast Services and CuraFlo Midwest, I am hopeful that patience and strategic adjustments at those entities will begin to pay off in the second half of the year. Perhaps most significantly, one of CuraFlo's oldest and most profitable dealers in early June signed an agreement converting his Florida dealership into a franchise. The sale of our first franchise to one of oldest dealers validates the newly launched franchise program. We are making efforts during the third quarter to convince other existing dealers to convert to franchises."

    Cohesant Technologies Inc., based in Indianapolis, Indiana is engaged in the protection and renewal of drinking water distribution systems and wastewater collection systems for municipal, industrial, commercial and residential infrastructure, the design, development, manufacture and sale of specialized dispense equipment systems, replacement parts and supplies used in the operation of the equipment in the Composites, Polyurethane Foam, Polyurea, and Specialty Coatings markets, and the design, development, manufacture and sale of specialty coatings. The Company markets its products under numerous trade names including; AquataPoxy, CuraFlo, CuraPoxy, GlasCraft, Guardian, Probler and Raven.


                      COHESANT TECHNOLOGIES INC.
                  Summary Financial Data (Unaudited)
----------------------------------------------------------------------
                                 Three Months Ended Three Months Ended
                                    May 31, 2007       May 31, 2006
----------------------------------------------------------------------
Net sales                               $7,362,900         $6,792,400

Income before income taxes                 125,547            810,213

Net income                                 $77,835           $502,254

Net income per share
   Basic                                     $0.02              $0.16
   Diluted                                   $0.02              $0.15

Average number of common
shares outstanding:
   Basic                                 3,284,493          3,129,898
   Diluted                               3,306,921          3,270,232

----------------------------------------------------------------------
                                  Six Months Ended   Six Months Ended
                                    May 31, 2007       May 31, 2006
----------------------------------------------------------------------
Net sales                              $13,545,229        $13,257,997

Income before income taxes                  39,829          1,422,589

Net income                                 $24,694           $881,926

Net income per share
   Basic                                     $0.01              $0.28
   Diluted                                   $0.01              $0.27

Average number of common
shares outstanding
   Basic                                 3,280,398          3,127,367
   Diluted                               3,308,334          3,255,062


    Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statement. These risks and uncertainties include, but are not limited to, a slow-down in domestic and international markets for plural component dispensing systems, a reduction in growth of markets for the Company's epoxy coating systems, customer resistance to Company price increases, the Company's ability to expand its rehabilitation operations, and the successful launch of its CuraFlo Franchise, CuraFlo Midwest and CuraFlo Spincast Services operations.


    CONTACT: Cohesant Technologies Inc.
             Morris H. Wheeler, 317-871-7611
             President & Chief Executive Officer